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                                                                   EXHIBIT 10.40


                                  PULITZER INC.
                           RESTRICTED STOCK UNIT AWARD

This Certificate sets forth the terms of the restricted stock unit award made by Pulitzer Inc. (the "Company") to Robert C. Woodworth ("Executive") on December 6, 2001 (the "Award Date") pursuant to the Pulitzer Inc. 1999 Key Employees' Restricted Stock Purchase Plan (the "Plan").

         1. Number of Shares Covered by Award. The number of units ("Units") covered by this award is 28,000, each Unit being the notional equivalent of one share of common stock of the Company. The Company has credited the 28,000 Units to a bookkeeping account maintained by the Company in the Executive's name, effective as of the Award Date. The number of Units credited to the Executive's account will be adjusted to reflect capital changes, if any, in accordance with the terms of the Plan.


         2. Vesting. The Units covered by this award will vest at the end of three years from the Award Date, subject to the Executive's continuing employment or service with the Company, or, if earlier, upon the occurrence of an event which would cause the acceleration of vesting of the restricted stock unit award made to the Executive under his employment agreement with the Company dated December 18, 1998.


         3. Dividend Equivalents. The Company will make cash payments to the Executive equal to the dividends that would have been paid on the shares represented by the Units credited to the Executive's account as if the Executive owned those shares outright. The dividend equivalent payments will be made as soon as practicable after dividends are paid on the Company's outstanding shares.


         4. Distribution of Shares. If and when the Units become vested, the Company will transfer to the Executive a number of shares of Common Stock equal to the number of Units then credited to the Executive's account in full satisfaction of the Executive's interest hereunder, subject, however, to such deferral requirements as the Company may impose in order to avoid a limitation of its income tax deduction attributable to such transfer by reason of Section 162(m) of the Internal Revenue Code.


         5. Withholding. All amounts payable to the Executive hereunder, whether in cash or in kind, will be subject to applicable withholding requirements.


Accepted and Agreed to by:                   PULITZER INC.



/s/ Robert C. Woodworth                      By: /s/ Alan G. Silverglat
---------------------------                      -------------------------------
Robert C. Woodworth                              Alan G. Silverglat
                                                 Senior Vice President-Finance